EXHIBIT D-7


U. S. Nuclear Regulatory Commission
Enclosure to PE&RAS 99-074
Page 1 of 6


                            UNITED STATES OF AMERICA
                          NUCLEAR REGULATORY COMMISSION

In the Matter of                                  )
                                                  )
Carolina Power & Light Company                    )
                                                  )  Docket Nos. 50-261, 50-324,
Brunswick Steam Electric Plant, Units 1 & 2       )  50-325, 50-400, and 72-0003
H. B. Robinson Steam Electric Plant Unit 2        )
Shearon Harris Nuclear Power Plant, and           )
H.B. Robinson Independent Spent Fuel              )
      Storage Installation                        )


            APPLICATION FOR CONSENT TO INDIRECT TRANSFERS OF CONTROL
      REGARDING OPERATING LICENSES NOS. DPR-23, DPR-62, DPR-71, AND NPF-63
              FOR BRUNSWICK, UNITS 1 & 2, ROBINSON AND HARRIS, AND
              MATERIALS LICENSE NO. SNM-2502 FOR THE ROBINSON ISFSI
              -----------------------------------------------------

                           INTRODUCTION AND BACKGROUND
                           ---------------------------

          Carolina Power & Light Company ("CP&L") is the holder of Facility Operating License No. DPR-23, dated July 31, 1970 ("Operating License DPR-23"). Operating License DPR-23 authorizes CP&L to possess, use and operate H. B. Robinson Steam Electric Plant Unit 2 ("Robinson") in accordance with the procedures and limitations set forth in the operating license.

          CP&L and the North Carolina Eastern Municipal Power Agency are the holders of Facility Operating License No. DPR-62, dated November 27, 1974 ("Operating License DPR-62"). Operating License DPR-62 authorizes the holders to possess, use and operate Brunswick Steam Electric Plant Unit 2 ("Brunswick Unit 2") in accordance with the procedures and limitations set forth in the operating license.

          CP&L and the North Carolina Eastern Municipal Power Agency are the holders of Facility Operating License No. DPR-71, dated November 12, 1976 ("Operating License DPR-71"). Operating License DPR-71 authorizes the holders to possess, use and operate Brunswick Steam Electric Plant Unit 1 ("Brunswick Unit 1") in accordance with the procedures and limitations set forth in the operating license.

          CP&L and the North Carolina Eastern Municipal Power Agency are the holders of Facility Operating License No. NPF-63, dated January 12, 1987 ("Operating License NPF-63"). Operating License NPF-63 authorizes the holders to possess, use and operate Shearon Harris Nuclear Power Plant ("Harris") in accordance with the procedures and limitations set forth in the operating license.

          CP&L is the holder of Materials License No. SMN-2502, dated August 13, 1986. License No. SMN-2502 authorizes CP&L to store Robinson spent fuel in the Robinson Independent Spent Fuel Storage Installation ("Robinson ISFSI") in accordance with the procedures and limitations set forth in the license.


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U. S. Nuclear Regulatory Commission
Enclosure to PE&RAS 99-074
Page 2 of 6


          The purpose of this Application is to request the consent of the Nuclear Regulatory Commission ("NRC") under 10 C.F.R. ss.ss. 50.80 and 72.50 to the indirect transfers of control of CP&L's interests in the operating licenses for Robinson, Brunswick Unit 1, Brunswick Unit 2, and Harris (collectively, with the Robinson ISFSI, "CP&L Nuclear Units") and the materials license for the Robinson ISFSI that will occur under the proposed corporate restructuring of CP&L. CP&L owns a 100% interest in Robinson and the Robinson ISFSI. CP&L owns an 81.67% interest in Brunswick Units 1 & 2, and owns an 83.83% interest in Harris. CP&L is the operator of all CP&L Nuclear Units. CP&L's ownership interests in, and its operation of, the CP&L Nuclear Units will not change.

          Under the proposed restructuring, a new holding company, CP&L Holdings, Inc. ("Holdings"), will be formed. The current holders of CP&L common stock will receive, on a one-for-one basis, shares of common stock of Holdings, and CP&L will become a wholly-owned subsidiary of Holdings. This restructuring will result in the indirect transfer of control of the interests held by CP&L in Operating Licenses Nos. DPR-23, DPR-62, DPR-71, and NPF-63, and Materials License No. SNM-2502 to Holdings. A copy of the Proxy Statement and Prospectus (which includes details concerning the formation of Holdings) is incorporated with this Application as Exhibit A.

          As a result of the new corporate structure, Holdings will be able to respond more effectively to increased competition in the energy industry. The holding company structure more fully separates the operations of the regulated and unregulated businesses, making it is easier to analyze and value individual lines of business, and providing greater flexibility in establishing and financing new business initiatives. CP&L will continue to be subject to the jurisdiction of the North Carolina Utilities Commission, the South Carolina Public Service Commission, and the Federal Energy Regulatory Commission. The change in ownership will not adversely affect CP&L's financial condition.

          The restructuring will have no adverse effect on either the technical management or operation of CP&L Nuclear Units. The technical qualifications of CP&L will be unaffected because the technical and management organization currently responsible for operating CP&L Nuclear Units will remain responsible for the operation and maintenance of the four nuclear units and the Robinson ISFSI after the restructuring.


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U. S. Nuclear Regulatory Commission
Enclosure to PE&RAS 99-074
Page 3 of 6


          In addition to the NRC's review, the proposed restructuring must be approved by the shareholders of CP&L, and must be reviewed and approved by other Federal and state agencies, including the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the North Carolina Utilities Commission and the South Carolina Public Service Commission.

          Part I below sets forth the information required by 10 C.F.R. ss.ss.
50.80 and 72.50 with respect to the proposed transfers. Part II discusses the effective date for the license transfers.

I.   INFORMATION FOR INDIRECT TRANSFERS OF CONTROL
     ---------------------------------------------

          General Information Concerning CP&L
          -----------------------------------

          Name and Address
          ----------------

          Carolina Power & Light Company
          411 Fayetteville Street
          Raleigh, North Carolina 27601-1748

          Description Of Business
          -----------------------

          Following the reorganization, CP&L will be a wholly-owned subsidiary of Holdings. Its purpose will remain the same as it is now, which is to engage principally in the generation, transmission, distribution and sale of electric energy in North Carolina and South Carolina to residential, commercial and industrial customers for their own use and to wholesale customers for resale.

          Organization And Management
          ---------------------------

          CP&L is - and will remain after the restructuring - a corporation organized and existing under the laws of the State of North Carolina. All of CP&L's directors and principal officers are citizens of the United States. At the effective time of the reorganization, the incumbent directors of CP&L will also become the directors of Holdings.

          Following the proposed restructuring, CP&L will not be owned, controlled or dominated by an alien, foreign corporation or foreign government. CP&L is not acting as an agent or representative of any other person in this request for consent to the indirect transfer of control of the licenses.

          Technical Qualifications
          ------------------------

          The proposed restructuring involves no change to either the management organization or technical personnel of CP&L responsible for operating and maintaining CP&L Nuclear Units. Both before and after the reorganization, essentially the same CP&L nuclear organization and staff will be responsible for


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U. S. Nuclear Regulatory Commission
Enclosure to PE&RAS 99-074
Page 4 of 6


the operation and maintenance of CP&L Nuclear Units. Therefore, the technical qualifications of CP&L to carry out its responsibilities under Operating Licenses Nos. DPR-23, DPR-62, DPR-71, and NPF-63, and Materials License No. SNM-2502 will remain unchanged and will not be adversely affected by the proposed restructuring.

          Financial Qualifications
          ------------------------

          After the proposed restructuring, CP&L will continue to generate, transmit and distribute electricity and recover the cost of this electricity through rates authorized by the North Carolina Utilities Commission and the South Carolina Public Service Commission, and by the Federal Energy Regulatory Commission for wholesale transactions. Therefore, CP&L will continue to meet the definition of electric utility set forth in 10 C.F.R. ss. 50.2. Accordingly, its financial qualifications are presumed by 10 C.F.R. ss. 50.33(f) and no specific demonstration of financial qualifications is required.

          The financial information required of an applicant to prove its qualification to maintain and operate an ISFSI is set out in 10 C.F.R. ss. 72.22(e). The information requested by 10 C.F.R. ss. 72.22(e)(1) is not needed because the ISFSI has already been constructed, and the information requested by 10 C.F.R. ss. 72.22(e)(3) is covered by decommissioning funding discussed below. The remaining item for which an applicant must establish financial qualifications is the "[e]stimated operating costs over the planned life of the ISFSI" (10 C.F.R. ss. 72.22(e)(2)). The same rate-making process that provides reasonable assurance electric utilities will have the funds necessary to safely operate a facility under 10 CFR Part 50 provides equal assurance that CP&L will have sufficient funds to cover the operating costs of the ISFSI over its planned life.

          We understand that, in connection with recent restructuring and mergers of other licensees, the NRC has required that they be kept informed of subsequent asset transfers. If this is required with respect to this restructuring, CP&L is willing to commit to provide the NRC a copy of any application required to filed with the North Carolina or South Carolina Public Utility Commissions, to transfer (excluding grants of security interests or liens) from CP&L to Holdings or any other affiliated company, facilities for the production, transmission or distribution of electric energy having a depreciated book value exceeding ten percent of CP&L's consolidated net utility plant, as recorded on its books of account.

          Decommissioning Funding
          -----------------------

          NRC regulations require information showing "reasonable assurance ... that funds will be available to decommission the facility." 10 C.F.R. ss. 50.33(k). CP&L is providing financial assurance for decommissioning its ownership interests in CP&L Nuclear Units through external sinking trust funds in which deposits are made at least annually. After the restructuring, CP&L will remain responsible for the decommissioning liabilities associated with its


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U. S. Nuclear Regulatory Commission
Enclosure to PE&RAS 99-074
Page 5 of 6


ownership interests in CP&L Nuclear Units and will continue to fund its decommissioning trusts for the four nuclear units in accordance with NRC regulations and the requirements of the North Carolina Utilities Commission and the South Carolina Public Service Commission.

          Antitrust Considerations
          ------------------------

          The Atomic Energy Act only provides for an antitrust review in connection with a construction permit application and, where there have been "significant changes" from the time of the construction permit, in connection with the initial operating license application. 42 U.S.C. ss. 2135(c). As the Commission recently decided in its review of the license transfer application of Wolf Creek Generation Station, Unit 1, antitrust reviews of post-operating license transfer applications are neither required nor authorized by the Atomic Energy Act.1 Accordingly, no antitrust review is required with respect to the indirect transfers of control that would result from CP&L's reorganization.

          Statement Of Purposes For The Transfer And The Nature Of The Transaction Necessitating Or Making The License Transfer Desirable
          ------------------------------------------------------------------

          The purpose of the restructuring is to better position CP&L for the rapidly changing electric and gas industries due to federal and state initiatives and market changes. The proposed holding company structure will also provide greater flexibility in establishing and financing new business initiatives. The holding company structure more fully separates the operations of regulated and unregulated businesses, making it easier to analyze and value individual lines of business. See Exhibit A at 8-9.

          Restricted Data
          ---------------

          This application does not contain any Restricted Data or other classified defense information, and it is not expected that any will become involved. However, in the event that such information does become involved, CP&L agrees that it will appropriately safeguard such information and will not permit any individual to have access to Restricted Data until the Office of Personnel Management (the successor to the Civil Service Commission) shall have made an investigation and reported to the NRC on the character, associations, and loyalty of the individual, and the NRC has determined that permitting such person to have access to Restricted Data will not endanger the common defense and security of the United States.

          No Environmental Impact
          -----------------------

          The restructuring does not involve any change to the nuclear plant operations or equipment of CP&L Nuclear Units and does not change any environmental impact previously evaluated in the Final Environmental Statements


-------------------------
     1    See Kansas Gas and Electric Co. (Wolf Creek Generating Station, Unit
1), CLI-99-19, 49 NRC __ (June 18, 1999).


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U. S. Nuclear Regulatory Commission
Enclosure to PE&RAS 99-074
Page 6 of 6


for the CP&L Nuclear Units. Accordingly, this application involves no significant environmental impact.

II.  EFFECTIVE DATE
     --------------

          The proposed restructuring involves the approval of the shareholders of CP&L and other regulatory authorities in addition to the NRC. These other regulatory authorities include the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the North Carolina Utilities Commission, and the South Carolina Public Service Commission. Until all regulatory approvals have been obtained and the restructuring is complete, the indirect transfer cannot be implemented. Therefore, CP&L requests the NRC to approve the proposed transfer and make it effective at the time the restructuring is complete. CP&L intends to implement the restructuring as soon as reasonably possible after all necessary approvals have been obtained (expected by December 31, 1999). Therefore, the NRC is requested to review and approve this application by December 15, 1999 and allow 12 months for the transfer to be implemented.

                                   CONCLUSION
                                   ----------

          For the foregoing reasons, the NRC is requested to consent to the indirect transfers of control that would be result from the corporate restructuring regarding the interests held by CP&L in Operating Licenses Nos. DPR-23, DPR-62, DPR-71, and NPF-63, and Materials License No. SNM-2502.